Exhibit 99.1

Gaiam Continues to Enhance its Team

Vilia Valentine Named Chief Financial Officer

Rob Sussman Named President of New Media

Janet Mathews promoted to Chief Administrative Officer

Broomfield, CO, April 10, 2006 – Gaiam, Inc. (NASDAQ: GAIA), the market-leading lifestyle media company catering to people who value personal development, natural health and inspirational media, announced today the hiring of Vilia Valentine as Chief Financial Officer and Rob Sussman as President of New Media. Janet Mathews, Gaiam’s current CFO, has been promoted to Chief Administrative Officer.

Vilia Valentine joins Gaiam from VERIO Inc. where as the acting CFO she managed all financial matters for domestic and international operations. Verio, a worldwide internet service provider, was purchased for $6.5 billion by NTT Communications Corporations (Japan), the world’s largest telecommunication company, in 2000. As a member of Executive Leadership Team, Ms. Valentine worked closely with NTTC Japan to define and implement their global hosting strategy and financial systems. Prior to joining Verio in 2000, she was Vice-President and Controller for Corporate Express, Inc. $4 billion corporate supplier, founded and run by Gaiam’s CEO Jirka Rysavy. Ms. Valentine was as a member of the management team that grew the company from $30 million to $3 billion in less than five years. Corporate Express was purchased by Buhrrmann NV (Dutch) for $2.3 billion in 1999.

Janet Mathews has been CFO and VP Business Development since joining Gaiam in 1996. Gaiam’s revenue has grown from $7 million to over $140 million during her tenure in these roles. In her new role, she will continue to be responsible for acquisitions and take on additional responsibilities for legal affairs and certain operating units.

“We are pleased to announce Janet Mathews’ new role as Chief Administrative Officer. She has been instrumental in Gaiam’s growth and we are looking forward to her continued contribution in our acquisition efforts and the expansion of our smaller business units,” said Lynn Powers, Gaiam’s president.

Rob Sussman joins Gaiam as President of New Media from Sundance Channel. As a founding member of the channel, and its Executive Vice President and Chief Financial Officer, he managed financial and strategic planning, business development, operations and new media. During his tenure, the channel has grown to more than 23 million subscribers and is available in more than 80 million homes. Sundance Channel is a joint venture of CBS, NBC and Robert Redford. While at Viacom serving as Vice President of Corporate Development for Showtime Networks, he worked with Robert Redford’s Sundance Group to launch Sundance Channel in 1996. At Showtime, Mr. Sussman was instrumental in raising equity capital for launching the channel from PolyGram Filmed Entertainment, and managed the founding negotiations of the channel with Redford and PolyGram. Mr. Sussman will focus on new channels of distribution for our media content.

“We are delighted that Vilia and Rob have joined our team, “said Lynn Powers, Gaiam’s President. ”The expertise they bring to our team will add tremendous value to Gaiam as we continue to focus on our media growth strategy. With Janet Mathews continuing to lead our acquisition and integrations efforts, Lou Weiss, our new president of direct, building our online community and Jane Pemberton, focusing on worldwide distribution, we are extremely well positioned for the future.”

As previously announced Jane Pemberton joined recently Gaiam as President of Gaiam’s Worldwide Distribution with over 20 years of media and retail experience, both domestically and internationally, having previously served in senior management roles at The Walt Disney Company, 20th Century FOX Home Entertainment and Mommy & Me. In her new role, she will oversee Gaiam’s development of original programming, content acquisition, and distribution to worldwide retail.

Gaiam also announced that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC) to expand its business. After the SEC declares the registration statement effective, Gaiam will be able to issue up to an aggregate of $100 million of its Class A common stock under the registration statement.  The terms of any future offering would be established at the time of the offering. Gaiam has no immediate plans to issue any shares. If Gaiam issues shares, the net proceeds will be used for general corporate purposes, including but not limited to, expansion of Gaiam’s business.

A registration statement relating to the shares has been filed with the SEC but has not yet become effective. These shares may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. At the time any of the shares covered by the registration statement are offered for sale, a prospectus supplement will be prepared and filed with the SEC containing specific information about the terms of any such offering. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-395-2215